ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF

POWER SMOOTHIE CAFE FRANCHISING, INC.

(present name)

P02000113477

(Document Number of Corporation (If known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: *(indicate article number(s) being amended, added or deleted)*

ARTICLE III

The maximum number of shares of stock this corporation is authorized to have outstanding at any one time is 100,000,000 shares of common stock at $ 0.001 par value. Said stock shall be non-assessable and shall be payable in lawful money of the United States, or in property, labor, or in services at a just valuation to be fixed by the stockholders at a meeting duly convened and held.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption: May 27, 2003 .

FOURTH: Adoption of Amendment(s) (CHECK ONE)

XX The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________."
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 28th day of May, 2003 , ________.

Signature [signature: Don A. Paradiso]
(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

Don A. Paradiso, Esq., Secretary

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

Don A. Paradiso
(Typed or printed name)

Secretary
(Title)